Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 dated May 5, 2021 of Stellantis N.V. (formerly, Fiat Chrysler Automobiles N.V.), pertaining to the Stellantis N.V. Equity Incentive Plan 2021 - 2025, of our reports dated March 4, 2021, with respect to the consolidated financial statements of Fiat Chrysler Automobiles N.V. and the effectiveness of internal control over financial reporting of Fiat Chrysler Automobiles N.V. included in the annual report on Form 20-F of Stellantis N.V. for the year ended December 31, 2020, filed with the Securities and Exchange Commission.
/s/ EY S.p.A.
Turin, Italy
May 5, 2021